Exhibit 12.1

VINCENT R. RUSSO

DIRECT LINE: 404-856-3260

Email: vrusso@robbinsfirm.com

November 28, 2017

Groundfloor Finance Inc.

75 Fifth Street, NW, Suite 214

Atlanta, GA 30308

Re:       Post-Qualification Amendment to Offering Statement on Form 1-A

Ladies and Gentlemen:

At your request, we have examined Post-Qualification Amendment No. 57 (the “Amendment”), dated November 27, 2017, to the Offering Statement on Form 1-A of Groundfloor Finance Inc. (the “Company”) (File 024-10496), which was initially qualified by the Securities and Exchange Commission (the “Commission”) on December 15, 2015. The Amendment is being filed in connection with the offer and sale of up to $1,204,920 aggregate principal amount of Limited Recourse Obligations (the “Securities”) offered by the Company. The Securities will be purchased and sold pursuant to a Form of Investor Agreement (the “Investor Agreement”) and a Standard Form of LRO Agreement (the “LRO Agreement”) as set forth in Part III of the Offering Statement, and as entered into between the Company and each purchaser of the Securities (the “Purchasers”).

In rendering this opinion, we have reviewed such documents as we have deemed appropriate to render the opinions set forth herein, including the following: (i) the Amendment, the Offering Statement and the Offering Circular included as Part II of the Offering Statement; (ii) the Second Amended and Restated Articles of Incorporation of the Company, filed with the Georgia Secretary of State (included as Exhibit 2.1 to the Offering Statement); (iii) the Bylaws of the Company (included as Exhibit 2.2 to the Offering Statement); (iv) action of the Directors of the Company authorizing the Amendment; and (v) public records of the Georgia Secretary of State indicating the Company is active and in good standing under the Georgia Business Corporation Code.

In reviewing documents for this opinion, we have assumed and express no opinion as to the authenticity and completeness of all documents submitted to us, including the conformity of all copies to the originals, and the legal capacity of all persons or entities executing the documents. Additionally, in rendering the opinions set forth below, we have assumed that: (i) each purchaser of the Securities has the legal capacity or power, corporate or other, to enter into and perform all such obligations under the Investor Agreement and LRO Agreement; (ii) any and all representations of the Company are correct as to questions of fact; (iii) unless otherwise exempt, the Securities will be properly qualified as necessary in each state in which the Securities are to be offered or sold; and (iv) the public offer or sale of the Securities shall be exempt from registration under Section 3(b) of the Securities Act.

Robbins · Ross · Alloy · Belinfante · Littlefield LLC

999 Peachtree St., N.E. · Suite 1120 · Atlanta, GA 30309 · www.robbinsfirm.com

Groundfloor Finance Inc.

November 28, 2017

This opinion is qualified by, and is subject to, and we render no opinion with respect to, the following limitations and exceptions to the enforceability of the Securities:

(a)	The effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors;

(b)	The effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether in a proceeding in equity or at law;

(c)	The effect of laws relating to banking, usury or permissible rates of interest for loans, forbearances or the use of money;

(d)	The effect of provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws; or

(e)	The financial condition of the Company.

The opinions expressed herein are limited to the laws of the State of Georgia, as currently in effect and without regard to principles or laws regarding choice of law or conflict of laws, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

Based upon the foregoing, we are of the following opinion that:

(1)	The Company is a corporation validly existing, in good standing, under the laws of the State of Georgia;

(2)	The Company has the power to create the obligation covered by the Amendment, and has taken the required steps to authorize entering into the obligations covered by the Amendment and Offering Statement;

(3)	The Securities have been duly authorized by the Company; and

Robbins · Ross · Alloy · Belinfante · Littlefield LLC

999 Peachtree St., N.E. · Suite 1120 · Atlanta, GA 30309 · www.robbinsfirm.com

Groundfloor Finance Inc.

November 28, 2017

(4)	The Securities, when paid for by and delivered to the Purchasers in accordance with the terms of the Investor Agreement and LRO Agreement, will be valid, binding obligations of the Company in accordance with the terms therein.

This opinion is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. This opinion is based on facts and law existing as of the first date written above and rendered as of such date. We assume no obligation to advise the Company of any fact, circumstance, event or change in the law subsequent to the date of effectiveness of the Amendment, the Offering Statement, compliance with any continuing disclosure requirements that may be applicable, or of any facts that may thereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein. We further assume no obligation to update or supplement this opinion to reflect any changes of law or fact that may occur following the date hereof.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours,

/s/ Vincent R. Russo
On behalf of Robbins Ross Alloy
Belinfante Littlefield LLC

Robbins · Ross · Alloy · Belinfante · Littlefield LLC

999 Peachtree St., N.E. · Suite 1120 · Atlanta, GA 30309 · www.robbinsfirm.com